Designated Filer:	Brookfield Asset Management Inc.
Issuer & Ticker Symbol:	General Growth Properties, Inc. [GGP]
Date of Event Requiring Statement:	December 31, 2012

Exhibit 99.1 - Joint Filer Information

Joint Filer:

1. Name:	Partners Limited
Address:	181 Bay Street, P.O. Box 762, Toronto, Canada M5J 2T3